Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-40363, 333-51585, 333-81351, 333-89280, 333-100224, 333-113723, 333-117258, 333-140746 and 333-141330 on Form S-8 and Registration Statement No. 333-124383 on Form S-3 of our report dated April 18, 2007 (October 29, 2007 as to the effects of the restatement discussed in Note 18), relating to the consolidated financial statements and financial statement schedule of The Pep Boys—Manny, Moe & Jack and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the restatement discussed in Note 18 and the Company’s adoption of Statement of Financial Accounting Standards (“SFAS”) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, SFAS No. 123(revised 2004), Share-Based Payment, and Financial Accounting Standards Board Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, as of February 3, 2007, January 29, 2006, and January 28, 2005, respectively) and our report dated April 18, 2007 (October 29, 2007 as to the effects of the material weakness discussed in Management’s Report on Internal Control Over Financial Reporting, as revised) (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of the material weakness), appearing in this Amendment No. 1 to the Annual Report on Form 10-K/A of The Pep Boys—Manny, Moe & Jack for the fiscal year ended February 3, 2007.

Deloitte & Touche LLP

Philadelphia, Pennsylvania
November 2, 2007